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                                                                   EXHIBIT 6.11

                             PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of November 24, 1998 is made and entered into by and between MediQuik Services, Inc., a Delaware corporation ("MediQuik") and Cash Flow Marketing, Inc., a Delaware corporation ("Cash").

                                W-I-T-N-E-S-S-E-T-H:

     WHEREAS, MediQuik is a corporation organized and existing under the laws of the State of Delaware, having been incorporated on April 7, 1998; and

     WHEREAS, Cash is a corporation organized and existing under the laws of the State of Delaware, having been incorporated on November 24, 1998; and

     NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that MediQuik shall be merged into Cash (the "Merger") upon the terms and conditions hereinafter set forth.

                                     ARTICLE I
                                       MERGER

     On December 28, 1998 or as soon as practicable thereafter (the "Effective Date"); MediQuik shall be merged into Cash, the separate existence of MediQuik shall cease and Cash (following the Merger referred to as "New MediQuik") shall continue to exist under the name of "MediQuik Services, Inc.," by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of New MediQuik in the State of Delaware will be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware.

                                     ARTICLE II
                    CERTIFICATE OF INCORPORATION OF NEW MEDIQUIK

     The Certificate of Incorporation of Cash as in effect on the date hereof shall be the Certificate of Incorporation of New MediQuik on the Effective Date without any change except a change of name from Cash Flow Marketing, Inc. to MediQuik Services, Inc., unless and until amended in accordance with applicable law.

                                    ARTICLE III
                              BY LAWS OF NEW MEDIQUIK

     The By Laws of Cash shall be the By Laws of New MediQuik as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

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                                     ARTICLE IV
               EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATION

     4.01 On the Effective Date, (i) each .9327 outstanding shares of MediQuik common stock, $.001 par value ("MediQuik Common Stock") shall be converted into one share of New MediQuik common stock, $.001 par value ("New MediQuik Common Stock"), except for those shares of MediQuik Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Delaware law, and (ii) any fractional New MediQuik Common Stock interests to which a holder of MediQuik Common Stock would be entitled will be cancelled with the holder thereof being entitled to a whole share of New MediQuik Common Stock for each fractional New MediQuik Common Stock interest which is cancelled.

     4.02 On the Effective Date, (i) each 2.000 outstanding shares of Cash common stock, $.001 par value ("Cash Common Stock") shall be converted into one share of New MediQuik common stock, $.001 par value ("New MediQuik Common Stock"), except for those shares of Cash Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Delaware law, and
(ii) any fractional New MediQuik Common Stock interests to which a holder of Cash Common Stock would be entitled will be cancelled with the holder thereof being entitled to a whole share of New MediQuik Common Stock for each fractional New MediQuik Common Stock interest which is cancelled. Immediately following the closing of the Merger on the Effective Date, Mr. R. David Preston will sell a total of 639,000 shares of New MediQuik Common Stock owned of record and beneficially by him to New MediQuik in consideration for $5,000 in cash.

     4.03 All options and rights to acquire MediQuik Common Stock or Cash Common Stock under or pursuant to any options or warrants which are outstanding on the Effective Date of the Merger will automatically be converted into equivalent options and rights to purchase that whole number of shares of New MediQuik Common Stock into which the number of shares of MediQuik Common Stock or Cash Common Stock subject to such options or warrants immediately prior to the Effective Date would have been converted in the merger had such rights been exercised immediately prior thereto (with any fractional New MediQuik Common Stock interest resulting from the exercise being adjusted to the next highest whole share such holder would have received for any such fraction in the merger had he exercised such warrants or options immediately prior to the Merger). The option price per share of New MediQuik Common Stock shall be the option price per share of MediQuik Common Stock or Cash Common Stock in effect prior to the Effective Date. All plans or agreements of MediQuik or Cash under which such options and rights are granted or issued shall be continued and assumed by New MediQuik unless and until amended or terminated in accordance with their respective terms.

     4.04 (a) Atlas Stock Transfer Corporation shall act as exchange agent in the Merger.

     (b) Prior to, or as soon as practicable, after the Effective Date, New MediQuik shall mail to each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding MediQuik Common Stock or Cash Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior to the Effective Date represented issued and outstanding shares of MediQuik Common Stock or Cash

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Common Stock ("MediQuik Certificates" or "Cash Certificates"), in exchange for certificates representing New MediQuik Common Stock. Upon surrender of a MediQuik Certificate of Cash Certificate for cancellation to New MediQuik, together with a duly executed letter of transmittal, the holder of such MediQuik Certificate or Cash Certificate shall subject to paragraph (g) of this section 4.04 be entitled to receive in exchange therefor a certificate representing that number of shares of New MediQuik Common Stock into which MediQuik Common Stock or Cash Common Stock theretofore represented by the MediQuik Certificate or Cash Certificate so surrendered shall have been converted pursuant to the provisions of this Article IV; and the MediQuik Certificate or Cash Certificate so surrendered shall forthwith be cancelled.

     (c) No dividends or other distributions declared after the Effective Date with respect to New MediQuik Common Stock and payable to holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered MediQuik Certificate or Cash Certificate with respect to New MediQuik Common Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of New MediQuik Common Stock until such holder shall surrender such MediQuik Certificate or Cash Certificate. Subject to the effect, if any, of applicable law and except as otherwise provided in paragraph (g) of this Section 4.04, after the subsequent surrender and exchange of a MediQuik Certificate or Cash Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to New MediQuik Common Stock represented by such MediQuik Certificate or Cash Certificate.

     (d) If any stock certificate representing New MediQuik Common Stock is to be issued in a name other than that in which the MediQuik Certificate or Cash Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that the MediQuik Certificate or Cash Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of the MediQuik Certificate or Cash Certificate surrendered or shall establish to the satisfaction of New MediQuik that such tax has been paid or is not applicable.

     (e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of MediQuik of the Shares of MediQuik Common Stock, or of any other shares of stock of MediQuik which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to MediQuik they shall be cancelled and, in the case of MediQuik Certificates, exchanged for certificates representing New MediQuik Common Stock as provided in this Article IV.

     (f) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of Cash of the Shares of Cash Common Stock, or of any other shares of stock of Cash, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to Cash they shall be cancelled and, in the case of Cash Certificates, exchanged for certificates representing New MediQuik Common Stock as provided in this Article IV.

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     (g) No certificates or scrip representing fractional New MediQuik Common
Stock shall be issued upon the surrender for exchange of MediQuik Certificates or Cash Certificates. In lieu thereof, the Exchange Agent shall issue to each holder of MediQuik Common Stock or Cash Common Stock the a whole share of New MediQuik Common Stock.

                                     ARTICLE V
             CORPORATE EXISTENCE, MEDIQUIK AND LIABILITIES OF MEDIQUIK

     5.01 On the Effective Date the separate existence of MediQuik shall cease. MediQuik shall be merged with and into Cash in accordance with the provisions of this Agreement. Thereafter, New MediQuik shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement and all and singular; the rights, privileges, powers and franchises of MediQuik and Cash, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in New MediQuik; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter and effectually the property of New MediQuik, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in MediQuik and Cash or either of them, shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities, shall thenceforth attach to New MediQuik, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     5.02 MediQuik agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as New MediQuik may deem necessary or desirable in order to vest in and confirm to New MediQuik title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of MediQuik and otherwise to carry out the intent and purposes of this Agreement.

                                     ARTICLE VI
                       OFFICERS AND DIRECTORS OF NEW MEDIQUIK

     6.01 Upon the Effective Date, the officers and directors of MediQuik shall be officers and directors of New MediQuik in office at such date, and such persons shall hold office in accordance with the By Laws of Cash or until their respective successors shall have been appointed or elected.

     6.02 If, upon the Effective Date, a vacancy shall exist in the Board of Directors of New MediQuik, such vacancy shall be filled in the manner provided by its By Laws.

                                    ARTICLE VII
                APPROVAL BY SHAREHOLDERS; AMENDMENT; EFFECTIVE DATE

     7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Delaware law. As promptly as

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practicable after approval of this Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Delaware in accordance with the laws of the State of Delaware. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Delaware.

     7.02 The Boards of Directors of MediQuik and Cash may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the merger by the shareholders of MediQuik and Cash shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the MediQuik Common Stock or the Cash Common Stock (2) alter or change any term of the Certificate of Incorporation of Cash, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of MediQuik Common Stock or Cash Common Stock.

                                    ARTICLE VIII
                               TERMINATION OF MERGER

     8.01 This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of Cash or MediQuik:

          (a) The Merger may be abandoned any time prior to the Effective Time by mutual consent of the Boards of Directors of MediQuik and Cash;

          (b) The Merger may be abandoned any time prior to the Effective Time by either MediQuik or Cash if, without fault of such terminating party, the Merger shall not have been consummated on or before December 28, 1998, which date may be extended by mutual consent of the parties hereto to and including January 31, 1998;

          (c) The Merger may be abandoned any time prior to the Effective Time by either MediQuik or Cash, if any court of competent jurisdiction in the United States or other governmental body in the United States, other than at the request of the parties, or any affiliate thereof, seeking to terminate this Agreement pursuant to this clause (c), shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) The Merger may be abandoned any time prior to the Effective Time by either MediQuik or Cash, if either of their respective Boards of Directors determines that in light of the potential liability that might result from the exercise of dissenters' rights under Section 262 of the General Corporation Law of Delaware, the Merger would be impracticable, undesirable or not in the best interests of the their respective shareholders.

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     8.02  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of MediQuik, at any time prior to the Effective Time, before or after the approval by the stockholders of MediQuik, if (a) Cash shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Cash at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Cash contained in this Agreement or any of the Closing conditions are not satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 15 calendar days of delivery to Cash of written notice of such breach or breaches, (c) Cash shall have furnished or disclosed non-public information to, or commenced negotiations with, a third party with respect to a Cash Acquisition Transaction or Cash Business Combination Transaction (as hereinafter defined) or shall have resolved to do either of the foregoing and publicly disclosed such resolution, or (d) the Board of Directors of Cash shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of this Agreement, the Merger or the other transactions contemplated hereby or thereby or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     8.03 This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Cash, by action of the Board of the Directors of Cash, if (a) MediQuik shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by MediQuik at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of MediQuik contained in this Agreement such that the Closing conditions would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 15 calendar days of delivery to MediQuik of written notice of such breach or breaches, (c) MediQuik shall have furnished or disclosed non-public information to, or commenced negotiations with, a third party with respect to a MediQuik Acquisition Transaction or MediQuik Business Combination Transaction or shall have resolved to do either of the foregoing and publicly disclosed such resolution, or (d) the Board of Directors of MediQuik shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of this Agreement and the Merger or shall have resolved to do any of the foregoing and publicly disclosed resolution.

     8.04 In the event of termination and abandonment of the Merger by MediQuik or Cash pursuant to this Article VIII, written notice thereof shall forthwith be given to the other.

     8.05 In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its directors or offices) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

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                                     ARTICLE IX
                                   MISCELLANEOUS

     In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.


                                       MEDIQUIK SERVICES, INC.
                                       DELAWARE CORPORATION



                                       By: /s/ Grant M. Gables
                                          ------------------------------------
                                           Grant M. Gables, President



                                       CASH FLOW MARKETING, INC.
                                       A DELAWARE CORPORATION


                                       By: /s/ R. David Preston
                                          ------------------------------------
                                           R. David Preston, President